Exhibit 99.3

Contacts:

Kevin McCarty Senior Director Investor Relations 650-701-5300 kmccarty@liberate.com	Jennifer Graham Vice President Marketing Communications 650-701-6295 jgraham@liberate.com

LIBERATE TECHNOLOGIES APPOINTS GREG WOOD EXECUTIVE VICE PRESIDENT AND
CHIEF FINANCIAL OFFICER

Kent Walker Named Executive Vice President Corporate Affairs and General Counsel

SAN CARLOS, Calif., - March 17, 2003 - Liberate Technologies, a leading provider of digital infrastructure software and services for cable and telecommunications networks, today announced that Greg Wood has been named executive vice president and chief financial officer. Kent Walker, who has been serving as CFO, has been appointed executive vice president of corporate affairs and will continue to serve as general counsel.

Mr. Wood will assume the executive vice president and CFO posts immediately after Liberate files its Form 10-K/A for its fiscal year ended May 31, 2002, and its outstanding filings for its 2003 fiscal year. He will be employed by the company as a strategic advisor until he assumes his executive responsibilities.

Most recently, Mr. Wood served as CFO of InterTrust Technologies, a provider of digital rights management solutions, where he oversaw financial and administrative functions and played an integral role in Intertrust’s corporate restructuring.  In January 2003, Intertrust was acquired by Sony Corporation of America, Royal Philips Electronics, and other investors. Before joining InterTrust, Mr. Wood was the CFO of Network Computing Devices, a provider of computer networking products.  He has also served as executive vice president and CFO of Sutmyn Storage Corporation, and senior vice president of finance and managing director of Memorex Telex N.V.

Kent Walker, who has been serving as Liberate’s CFO during the course of its pending accounting review, has been named executive vice president of corporate affairs. Mr. Walker will be responsible for corporate administration, while continuing to oversee Liberate’s legal affairs and corporate governance in his role as general counsel. Before joining Liberate, Mr. Walker held senior positions with America Online/Netscape Communications, AirTouch Communications, and the U.S. Department of Justice, where he was responsible for a range of management and legal issues.

About Liberate Technologies
Liberate Technologies is a leading provider of digital infrastructure software and services for cable and telecommunications networks. Liberate’s open-platform software for digital services automation (DSA) lets network operators efficiently manage video, voice, and data on high-capacity digital networks. Liberate supports a wide variety of services, including enhanced TV, on-demand video, service management, and voice and high-speed data communications. Liberate can be found on the World Wide Web at http://www.liberate.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995
Those statements above that involve expectations or intentions (such as those relating to future management changes) are forward-looking statements, not guarantees of future performance.  Actual results may vary materially due to the uncertain market for video, voice and data services, dependence on a limited number of network operators and equipment providers, limited availability of necessary technology and services, unanticipated research and development or sales and marketing expenses, potential software problems, evolving accounting guidance, and other risks outlined in Liberate’s filings with the Securities and Exchange Commission (including its most recent annual report on Form 10-K).

Liberate and the Liberate design are registered trademarks of Liberate Technologies. Other product names used in association with these registered trademarks are trademarks of Liberate Technologies. All other trademarks are the property of their respective owners.

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